Exhibit 99.2

NON-EMPLOYEE DIRECTOR COMPENSATION

Retainer.

All non-employee director’s shall receive an annual retainer of $25,000. In addition, the Company’s lead director receives an additional annual retainer of $25,000.

Meeting Fees.

All non-employee director’s shall receive $1,500 per Board meeting attended and $1,000 per committee meeting attended.

Audit Committee Meeting Fees.

All non-employee director’s who are members of the Company’s Audit Committee (other than the Audit Committee chairperson) shall receive, in addition to the standard meeting fees an additional $1,000 for each Audit Committee meeting attended.

Chairperson Fees.

Each chairperson of any Board committee (other than the Audit Committee) shall receive, in addition to the other meeting fees, an additional $1,000 for each committee meeting attended. The Audit Committee chairperson shall receive an additional $3,000 for each Audit Committee meeting attended.

Other Compensation.

The Company reimburses all non-employee directors for expenses incurred to attend meetings of the Board or its committees, promptly after such expense is incurred.

The Company’s 2002 Stock Option Plan (the “2002 Plan”) provides for an initial, automatic grant of an option to purchase 17,500 shares of our common stock. The 2002 Plan also provides for an annual grant of an option to purchase 7,500 shares of our common stock to each non-employee director on the date of each annual meeting of the stockholders. Notwithstanding the foregoing, a non-employee director granted an initial option on, or within a period of six months prior to, the date of an annual meeting of stockholders will not be granted an annual option with respect to that annual stockholders’ meeting. Each initial and annual option will have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. Both the initial options and the annual options granted to newly elected or appointed non-employee directors will vest and become exercisable in four substantially equal installments on each of the four anniversaries of the date of grant of the option. All automatic non-employee director options granted under the 2002 Plan will be nonstatutory stock options. They must be exercised, if at all, within 12 months after a non-employee director’s termination of service with us by reason of death or disability and otherwise within three months after termination of service, but in no event later than the expiration of the option’s term. In the event of our merger with another corporation or another change in control event, all automatic non-employee director options will become fully vested and exercisable.

In response to changing industry practices and competitive pressures, the Board conducted, in 2004, a review of the retention and incentive practices of certain of the Company’s competitors and peers. Following that review, the Board determined that the outside director retention goals of the Company were better met through an annual grant of restricted shares of Company common stock under the Company’s Deferred Compensation Plan (“DCP”) in lieu of the annual grant of options to purchase 7,500 shares of common stock under the 2002 Plan. Consequently, in March 2004, the Board approved annual grants of shares of common stock under the DCP with a dollar value equivalent of $90,000 for each non-employee director. For non-employee directors currently serving on the Board, the grants will occur annually on February 14, the anniversary of the effective date of the Company’s initial public offering. New non-employee directors are entitled to receive the restricted share grant on the first, and each subsequent, anniversary of their initial date of joining the Board. Each of the restricted share grants vests upon the second anniversary of its date of grant. In order to receive the restricted share grant(s), each non-employee director is required to sign a waiver of his or her right to receive the annual option grant under the 2002 Plan.